Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FUTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President & Chief Financial Officer
T: (561) 682-7561
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Reports EPS of $0.33 and Net Income of $4.7 Million in the Second Quarter of 2012

Georgetown, Grand Cayman, July 12, 2012 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (“HLSS” or the “Company”) (NASDAQ: HLSS) today reported net income of $4.7 million, or $0.33 per ordinary share, for the second quarter of 2012, its first full quarter of operations.

Second quarter business performance highlights:

•	Earned $4.7 million, or $0.33 per ordinary share.
•	Declared dividends totaling $4.3 million for the quarter, or $0.30 per ordinary share.
•	Completed the acquisition of mortgage servicing assets related to non-agency mortgage loans with an unpaid principal balance (“UPB”) of $2.9 billion from Ocwen on May 1, 2012, enabling HLSS’ portfolio to grow to $17.3 billion of UPB.
•	Executed a swap of variable rate LIBOR for a fixed rate of 60 basis points for a term of 48 months covering the projected interest exposure resulting from the acquisition.
•	Received net proceeds of $1.7 million from the sale of 129,600 shares to cover underwriters’ over-allotment.
•	Reduced delinquencies to 21% of UPB and improved the ratio of advances to UPB to 2.5%.
•	Experienced an annualized prepayment rate of 15.2% with no change in servicing asset valuations.

Subsequent to the end of the second quarter of 2012:

•	On July 9, 2012, the Company’s Board of Directors declared a monthly dividend of $0.10 per ordinary share with respect to each of July, August and September 2012.

“We are pleased with HLSS’ earnings which were at the upper end of our guidance for the first full quarter of operations and exceeded our dividends declared” said President John Van Vlack. “Earnings benefited from decreases in delinquencies and advances to UPB which reduces our interest expense. We expect to complete a second flow purchase on August 1, 2012 using cash generated in excess of our dividend to replenish and grow our portfolio by drawing on Ocwen’s portfolio which exceeds $100 billion of UPB of servicing owned.”

Chairman William Erbey stated “the stability of our asset valuations highlights the quality of our assets and our continued ability to generate a highly predictable income stream. We believe that over time, investors will come to appreciate the exceptional value that HLSS represents.”

For more information on prior releases and SEC Filings, please refer to the “Shareholders” section of our website at www.hlss.com.

Home Loan Servicing Solutions (HLSS) is an internally-managed owner of non-agency mortgage servicing assets with historically stable valuations and cash flows.  HLSS’ assets are predominately mortgage servicing advances that, along with the related servicing rights, are over-collateralized 30 times by residential real estate. HLSS’ objective is to generate stable, recurring fee-based earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, our ability to maintain our PFIC status, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. The forward looking statements speak only as of the date they are made and should not be relied upon. HLSS’ undertakes no obligation to update or revise the forward-looking statements.

The following table presents our condensed consolidated results of operations in accordance with U.S. GAAP reconciled to our internally reported financial results. Accordingly, adjustments are made to reflect Servicing Fee Revenue, Servicing Expense and Amortization Expense on a gross rather than a net basis.

Our income from operations as presented in our Management Reporting shown below should be considered in addition to, and not as a substitute for, income from operations determined in accordance with GAAP.

For the three months ended June 30, 2012:	Condensed Consolidated Results (GAAP)	Adjustments	Management Reporting (Non-GAAP)
Revenue

Servicing fee revenue	$—	$23,040	$23,040
Interest income - notes receivable – Rights to MSRs	10,580	(10,580)	—
Professional services	744	—	744
Interest income – other	103	—	103
Total revenue	11,427	12,460	23,887

Operating expenses
Compensation and benefits	1,029	—	1,029
Servicing expense	—	9,728	9,728
Amortization of MSRs	—	2,732	2,732
General and administrative expenses	715	—	715
Total operating expenses	1,744	12,460	14,204
Income from operations	$9,683	$—	$9,683

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

(UNAUDITED)

	Three months		Six months
For the periods ended June 30,	2012	2011	2012	2011
Revenue
Interest income – notes receivable – Rights to MSRs	$10,580	$—	$13,525	$—
Interest income – other	103	—	136	—
Total interest income	10,683	—	13,661	—
Other revenue	744	—	995	—
Total revenue	11,427	—	14,656	—

Operating expenses
Compensation and benefits	1,029	—	1,425	—
General and administrative expenses	715	17	946	44
Total operating expenses	1,744	17	2,371	44

Income (loss) from operations	9,683	(17)	12,285	(44)

Other expense
Interest expense	4,964	—	6,255	—
Other expense	4,964	—	6,255	—

Income (loss) before income taxes	4,719	(17)	6,030	(44)
Income tax expense	60	—	77	—
Net income (loss)	$4,659	$(17)	$5,953	$(44)

Earnings (loss) per share
Basic	$0.33	$(0.83)	$0.65	$(2.19)
Diluted	$0.33	$(0.83)	$0.65	$(2.19)

Weighted average ordinary shares outstanding
Basic	14,194,370	20,000	9,191,172	20,000
Diluted	14,194,370	20,000	9,191,172	20,000

HOME LOAN SERVICING SOLUTIONS, LTD.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

(UNAUDITED)

	June 30, 2012	December 31, 2011
Assets
Cash	$36,458	$283
Match funded advances	430,040	—
Notes receivable – Rights to MSRs	70,175	—
Other assets	23,986	2,860
Total assets	$560,659	$3,143

Liabilities and Equity
Liabilities
Match funded liabilities	$368,467	$—
Dividends payable	1,420	—
Other liabilities	8,696	3,134
Total liabilities	378,583	3,134

Equity
Equity – Ordinary shares, $.01 par value; 200,000,000 and 5,000,000 shares authorized; 14,197,218 and 20,000 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	142	—
Additional paid-in capital	179,285	300
Retained earnings (accumulated deficit)	3,214	(291)
Accumulated other comprehensive income (loss)	(565)	—
Total equity	182,076	9
Total liabilities and equity	$560,659	$3,143